Filed Pursuant to Rule 433

Registration No. 333-222158

Supplementing the Preliminary Prospectus

Supplement dated May 25, 2018

(To a Prospectus dated December 19, 2017)

PRICING TERM SHEET

May 31, 2018

Issuer:	Corning Incorporated

Expected Ratings (Moody’s/S&P)*:	Baa1 / BBB+

Trade Date:	May 31, 2018

Settlement Date (T+5)**:	June 7, 2018

Denominations:	¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof

Joint Book-Running Managers:	Merrill Lynch International MUFG Securities EMEA plc SMBC Nikko Securities America, Inc.

0.722% Notes due 2025

Security:	0.722% Notes due 2025 (the “2025 Notes”)

Principal Amount:	¥10,000,000,000

Maturity Date:	June 6, 2025

Coupon:	0.722% per annum

Interest Payment Dates:	Semi-annually on June 7 and December 7, commencing December 7, 2018

Price to Public:	100.000%

Price to Underwriters:	99.500%

Reference Rate:	0.162% (equivalent to 7-year Swap Mid Rate on Bloomberg “GDCO 157 <GO>”, rounded up to three decimal places)

Spread to Reference Rate:	+ 56 bps

Yield to Maturity:	0.722%

Day Count:	30/360

Redemption:	The notes will not be redeemable prior to maturity unless certain events occur involving United States taxation as described in the Preliminary Prospectus Supplement dated May 25, 2018

Business Day Centers:	New York, Tokyo and London

Governing Law:	State of New York

Record Dates:	May 24 and November 23 of each year

1.043% Notes due 2028

Security:	1.043% Notes due 2028 (the “2028 Notes”)

Principal Amount:	¥30,500,000,000

Maturity Date:	June 7, 2028

Coupon:	1.043% per annum

Interest Payment Dates:	Semi-annually on June 7 and December 7, commencing December 7, 2018

Price to Public:	100.000%

Price to Underwriters:	99.400%

Reference Rate:	0.263% (equivalent to 10-year Swap Mid Rate on Bloomberg “GDCO 157 <GO>”, rounded up to three decimal places)

Spread to Reference Rate:	+ 78 bps

Yield to Maturity:	1.043%

CUSIP / ISIN / Common Code:	219350BH7 / XS1833010710 / 183301071

Day Count:	30/360

Redemption:	The notes will not be redeemable prior to maturity unless certain events occur involving United States taxation as described in the Preliminary Prospectus Supplement dated May 25, 2018

Business Day Centers:	New York, Tokyo and London

Governing Law:	State of New York

Record Dates:	May 24 and November 23 of each year

1.219% Notes due 2030 (except to the extent described below, the terms of the 2030 Notes are the same as the terms of the 2025 Notes and the 2028 Notes)

Security:	1.219% Notes due 2030 (the “2030 Notes”)

Principal Amount:	¥25,000,000,000

Maturity Date:	June 7, 2030

Coupon:	1.219% per annum

Interest Payment Dates:	Semi-annually on June 7 and December 7, commencing December 7, 2018

Price to Public:	100.000%

Price to Underwriters:	99.380%

Reference Rate:	0.339% (equivalent to 12-year Swap Mid Rate on Bloomberg “GDCO 157 <GO>”, rounded up to three decimal places)

Spread to Reference Rate:	+ 88 bps

Yield to Maturity:	1.219%

CUSIP / ISIN / Common Code:	219350BJ3 / XS1833010801 / 183301080

Day Count:	30/360

Payment of Additional Amounts:	Additional amounts, if any, will be payable as described under the caption “Description of the Notes—Payment of Additional Amounts” in the Preliminary Prospectus Supplement dated May 25, 2018.

Redemption:	The notes will not be redeemable prior to maturity unless certain events occur involving United States taxation as described in the Preliminary Prospectus Supplement dated May 25, 2018.

Business Day Centers:	New York, Tokyo and London

Governing Law:	State of New York

Record Dates:	May 24 and November 23 of each year

Currency of Payment:	All payments of interest and principal, including payments made upon any redemption of the notes, will be made in yen as and to the extent described under the caption “Description of the Notes—Issuance in Yen; Payment on the Notes” in the Preliminary Prospectus Supplement dated May 25, 2018.

Ranking:	The notes are unsecured and rank equally with all of the Issuer’s other unsecured and unsubordinated indebtedness from time to time outstanding.

Further Issuances:	The Issuer may from time to time, without notice to or consent of the holders, issue further notes ranking equally and ratably with the notes in all respects, as described under the caption “Description of the Notes—Further Issuances” in the Preliminary Prospectus Supplement dated May 25, 2018.

Use of Proceeds:	General corporate purposes as described in the Preliminary Prospectus Supplement dated May 25, 2018

Sinking Fund:	There is no sinking fund for the notes.

Covenants and Defeasance:	The notes will be entitled to the benefit of the covenants described under the caption “Description of Debt Securities—Restrictive Covenants and Defeasance” in the Prospectus dated December 19, 2017.

While the Issuer is generally permitted to merge or consolidate with another entity or sell all its assets substantially as an entirety to another entity, the Issuer may not take these actions unless as described under the caption “Description of Debt Securities—Mergers and Similar Transactions” in the Prospectus dated December 19, 2017.

The notes will be subject to “full defeasance” and “covenant defeasance” as described under the caption “Description of the Notes—Defeasance” in the Preliminary Prospectus Supplement dated May 25, 2018.

Book-Entry and Settlement:	The notes will be issued in the form of one or more global securities in definitive, fully registered form without interest coupons. The global securities will be deposited with a common depositary for Euroclear Bank SA/NV and Clearstream Banking S.A., all as described under the caption “Description of the Notes—Book-Entry and Settlement” in the Preliminary Prospectus Supplement dated May 25, 2018.

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Paying Agent:	The Bank of New York Mellon acting through its London Branch

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**	We expect that delivery of the notes will be made against payment therefor on or about June 7, 2018, which is the 5th Tokyo business day following the date of this term sheet (such settlement cycle being referred to as “T+5”). Under the E.U. Central Securities Depositaries Regulation, trades in the secondary market generally are required to settle in two London business days unless the parties to such trade expressly agree otherwise. Also, under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two New York business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes earlier than the 2nd London business day or the 2nd New York business day before June 7, 2018 will be required, by virtue of the fact that the notes initially will settle T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement, and so should consult their own advisors.

The 2025 Notes, the 2028 Notes and the 2030 Notes are being offered separately, and are not part of a unit. The closing of each series of notes is not conditioned on the closing of any other series of notes.

MiFID II professionals/ECPs-only / No PRIIPs KID – Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

The Issuer has filed a registration statement (including a prospectus relating to each series of notes and the preliminary prospectus supplement relating to the 2025 Notes and the 2028 Notes) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement relating to the securities described above in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch International at (800) 294-1322 (toll free), MUFG Securities EMEA plc at +44-20-7577-2206 or by calling SMBC Nikko Securities America, Inc. at (888) 868-6856.